EXHIBIT 11 - COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE



                                             For the Years Ended December 31,
                                             1994         1993          1992
                                            ------       ------        ------
                                                       -In Millions-
                                                  (except per share data)
Earnings
 Income (Loss) from Continuing Operations   $  21        $  (22)      $  (79)
 Provision for Loss on Disposal of
  Discontinued Operations                       -            (4)         (44)
                                            ------       -------      -------
 Net Income (Loss)                          $  21        $  (26)      $ (123)
                                            ======       =======      =======


Shares
 Weighted Average Number of Common
  Shares Outstanding                          161           161           32
 Additional Shares Assuming Conversion of:
  Warrants                                      1             1            -
  Stock Options                                 -             -            -
                                            ------       -------      -------
 Average Shares of Common Stock
  Outstanding and Equivalents                 162           162           32
                                            ======       =======      =======


Fully Diluted Earnings (Loss) per
 Average Share
  Income (Loss) from Continuing Operations  $0.13        $(0.14)      $(2.48)
  Provision for Loss on Disposal of
   Discontinued Operations                      -         (0.02)       (1.38)
                                            ------       -------      -------
  Net Income (Loss)                         $0.13        $(0.16)      $(3.86)
                                            ======       =======      =======